                                                                    Exhibit 99.2

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Fascimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK PURSUES SALE OF NEW TECHNOLOGIES UNIT;
BOARD AUTHORIZES $500 MILLION SHARE REPURCHASE PROGRAM

 LAKE FOREST, Ill., April 27, 2006 - Brunswick Corporation (NYSE: BC) announced today it intends to sell substantially all of its Brunswick New Technologies (BNT) business unit. This business unit’s products are primarily based on GPS technologies and sold in the portable consumer navigation, fleet tracking, and automotive and marine markets. The company said it has retained Merrill Lynch & Co. to act as its financial advisor in connection with the sale.
“This business unit has experienced exceptional growth under Brunswick’s ownership over the past few years - especially in the portable land-based navigation segment,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “As we become increasingly focused on our core business segments - marine, fitness, bowling and billiards - we have determined that continuing to invest in this business unit to fuel growth is not consistent with our long-term strategic objectives. We believe that BNT’s excellent long-term prospects may be better achieved under different ownership - one that is focused on BNT’s technological expertise - to enable it to reach its full potential.”
BNT operations included in the proposed sale consist primarily of its Navman, Northstar and MX Marine brands. The company said it would retain MotoTron, which designs and supplies sophisticated engine control and vehicle networking systems, IDS Integrated Dealer Systems, which provides management systems to marine and other dealerships, and technologies and engineering talent related to connectivity features in Brunswick’s fitness products.
The company also announced that its board of directors has authorized the repurchase of up to $500 million of the company’s outstanding common stock. Share repurchases will be made from time to time in the open market or through privately negotiated transactions, based on market conditions. This authorization supplants the $200 million authorization approved by the board in May 2005, under which the company repurchased approximately 3.6 million shares for approximately $137.8 million. The company currently has approximately 94.5 million shares outstanding.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, HarrisKayot, Hatteras, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com